Yuma Hospitality Properties LLLP
Restructuring Agreement

This Agreement is made as of October 24, 2014 by and among:

RARE EARTH FINANCIAL, LLC, an Arizona limited liability company ("REF") and General Partner of Yuma Hospitality Properties, LLLP;

INNSUITES HOSPITALITY TRUST, an Ohio business trust ("IHT") and General Partner of Yuma Hospitality Properties, LLLP; and

YUMA HOSPITALITY PROPERTIES LIMITED PARTNERSHIP, an Arizona Limited Partnership ("Yuma")

RECITALS:

A. Yuma owns and operates the Yuma InnSuites Best Western Hotel & Suites, a 166-unit hotel in Yuma, Arizona (the "Property").

B. Yuma is currently owned 749 units or 99.9% by IHT and at point REF is admitted as an additional General Partner 1 unit or 0.1% by REF (Rare Earth Financial LLC). There are a total of 750 units or interests initially.

C. REF and IHT wish to restructure Yuma into Class A, Class B and Class C Limited Liability Limited Partnership Interests (referred to collectively as "Interests"), and causing Yuma to offer and sell up to approximately 400 Class A (2014 series) Interests, (there is a potential over-allotment of up to 40 Interests) in Yuma to accredited investors at $10,000 per interest for 400 Interests for $4 million) (the "Offering"). REF, as a General Partner ("GP") of Yuma, will coordinate the offering and sale of Class A Interests to qualified third parties. REF and other REF Affiliates may purchase Interests under the offering.

D. There are an existing 750 units. The newly issued 400 (to 440) units are subject to total 440 maximum potential new units. The maximum total units is 800 units (to 840 units).

E. Offering proceeds of 400 units would be as follows:

- $ 30,000 — Offering Expenses
- $ 3,480,000 — Purchase IHT Units from IHT
- $ 140,000 — Reserve and/or First Debt reduction
- $ 350,000 — Rare Earth Restructuring Fee (if at least $1,500,000 in Interests are sold)
- $4,000,000 — Total

Note: In this example IHT will sell 348 units to the Yuma Partners to be reissued as Class A units and Yuma will create 50 newly created Class A Units. The total units will increase from 750 to 800 of which IHT will retain 401 units.

FOR VALUABLE CONSIDERATION RECEIVED, the parties agree as follows:

1. Restructuring of Yuma. As soon as practicable after execution of this Agreement, but no later than November 1, 2014, REF and IHT, as the GPs of Yuma, will:

(a) amend and restate the Partnership Agreement, in form and substance acceptable to Yuma, REF and IHT to:

(i) Consent to a Limited Liability Limited Partnership – LLLP with IHT with 749 Class B units and REF with 1 Class C unit.

(ii) REF and IHT will be elected and/or continue to be a co-GP's, with REF to have final GP decision authority.

(iii) As a result of the transactions in (ii) above, Yuma may add up to 50 newly created Interests outstanding. (In the event of an oversubscription of 40 units, up to 90 units may be created.)

2. Offering. Yuma will conduct the Offering to accredited investors only, of up to 400 Class A Interests (plus a possible over allocation of up to 40 Interests) at $10,000 per Interest (the "Offering Price"), for a total of up to $4,000,000 (the "Offering").

The Offering contemplates costs of $30,000, and if at least $1,500,000 in Interests are sold, Yuma will pay a Restructuring Fee of $350,000 to REF.

3. Interests.

(a) All Partnership Interests will have equal voting rights and will share equally in all distributions (including distributions or proceeds payable upon a Triggering Event), subject to (1) priority distribution rights and distribution catch-up rights described in paragraph 3(b), and (2) REF 50% incentive participation described in paragraph 3(e).

(b) All Partnership Interests will be entitled to receive priority distributions annually from Yuma of $700 per net $10,000 invested (7%) prorated from date of investment through January 31, 2020. However, priority distributions will be paid first to Class A Interests, second to Class B Interests and third to Class C Interests. Priority distributions will be cumulative through January 31, 2020, so that all priority distributions must be paid in full to Class A Interests before any priority distributions are paid to Class B or C Interests, and all priority distributions must be paid in full to Class A and B Interests before priority distributions are paid to Class C Interests. James Wirth and REF and certain named affiliates shall defer receiving all priority distributions on their Class A Interests (if any held) until all priority distributions to other holders of Class A Interests have been paid current. Until completion of priority distributions due Class A Interests through January 31, 2020, Thereafter Class A Interests will not participate in distributions by Yuma until Class B and C priority distributions have been paid current through January 31, 2020. Then Class C Interests are brought current thereafter. If a Triggering Event of Yuma occurs (including a sale or refinancing of substantially all of the assets of YUMA, or merger, sale, liquidation or other winding-up of Yuma) prior to the payment of all priority distributions of proceeds to the Partners (including the GP participation described in 3(e), then priority distributions will be caught up first.

(c) After January 31, 2020, all Partnership Interests will share equally in all distributions. If a Triggering Event (as defined in 3(b)) of Yuma occurs prior to the payment of all accumulated distributions to the Partners, such accumulated distributions will be paid out of

any proceeds of the event before general distribution of the proceeds to the Partners (including the REF General Partners' incentive participation described in 3(e)). In the event that funds generated from a Triggering Event are insufficient to pay the total amount of all such accumulated distributions owed to the Partners, all Class A Partners will participate pro rata in the funds available for distribution to them until paid in full, then Class B, then Class C.

(d) Distributions will be payable quarterly in arrears based on calendar quarters, due 50 days after the end of the quarter. Scheduled distributions will be prorated initially and will be payable on or before 50 days after the end of each calendar quarter. Thereafter, distributions will be made every three months provided, in the sole judgment and discretion of the GPs, cash is available for such distributions. Yuma will use its best efforts to pay the 7% annual distribution, paid quarterly contemplated in paragraph 3(b) and quarterly distributions contemplated in paragraph 3(c).

(e) In the event that either (a) all Interests have been redeemed, or (b) all Interests are current in the distributions to which they are entitled including 7% per year for each full or partial year held, and they have received distributions of at least $10,000 per Interest in addition to 7% annual distributions, REF will receive a profit participation incentive of 50% of (1) any distributions to Yuma Class A, B and C Interests and (2) 50% of the proceeds from any Triggering Event (as defined in 3(b)) as additional consideration as a General Partner. The remaining distributions to all partners (Class A, B, and C) will be pro rata based on number of Interests owned.

4. Best efforts:. Rare Earth will use its best efforts to sell at least 150 Interests on or before November 1, 2015.

5. Removal of General Partner. At any time, a Majority-in-Interest of all LP and GP interests of Yuma may remove REF and/or IHT as GP and elect a new GP. Notwithstanding its removal as GP pursuant to this paragraph, REF will retain the profit participation incentive right described in paragraph 3(e).

6. Ownership of Yuma. The table below demonstrates the capital structure of Yuma.

In the event of the sale of 200 or 400 units (and in the event the maximum additional 40 units) capitalization would be as follows:

	Initially	Syndication of 200 Offering Units*	Syndication of 400 Offering Units**	If 40 units are over subscribed
Investors	0	200	398	418
IHT	749	587	401	421
REF	1	1	1	1
	750	788*	800**	840

*In this example, IHT will sell 162 units to Yuma to be reissued to investors as Class A units. Yuma will create an additional 38 units to increase the total units from 750 to 788 units.
**In this example IHT will sell 348 to Yuma to be reissued to investors as Class A units. Yuma will create an additional 50 units to increase the total units from 750 to 800 units.

7. Miscellaneous.

(a) *Governing Law.* This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

(b) *Waiver.* No waiver or modification of this Agreement shall be valid unless in writing and executed by the party against which the waiver or modification is to be enforced. No waiver of any breach or default shall operate as a waiver of any other breach or default, whether similar or different form the breach or default waived.

(c) *Severability.* All provisions of this Agreement are severable, and if any provision is held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected, and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provisions were not contained herein.

(d) *Entire Agreement.* This Agreement constitutes the complete understanding of the parties hereto, and supersedes all prior understandings or agreements, whether oral or written. This Agreement shall be binding upon the inure to the benefit of the parties hereto, their successors, their legal representatives, heirs and assigns.

(e) *Board Approval.* IHT and Yuma will obtain approval of the Board of Trustees of InnSuites Hospitality Trust with James Wirth abstaining prior to authorizing Marc Berg to sign on behalf of these entities.

The parties have executed this Agreement effective as of the date first written above.

INNSUITES HOSPITALITY TRUST (IHT)

By: ______________________ EVP
Marc Berg – Executive Vice President

RARE EARTH FINANCIAL LLC (REF)

By: ______________________
James Wirth, Manager

YUMA HOSPITALITY PROPERTIES LIMITED PARTNERSHIP

By: InnSuites Hospitality Trust, GP

By: ______________________
Marc Berg – Executive Vice President

JAMES WIRTH

____